Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E

Date:	February 5, 2007
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, 6 MONTHS;
RETAIL RV SALES IN QUARTER; BACKLOG.
Thor Industries (NYSE:THO) announced today preliminary sales for the quarter and 6 months ended January 31, 2007.
Sales in the quarter were $587 million, down 9% from $642 million last year. RV sales were $495 million, down 14% from $572 million last year. Excluding estimated hurricane related sales last year of $38 million, RV revenues were down 7%. Bus sales were a record $92 million, up 31% from $70 million last year.
Sales in the 6 months were $1.3 billion, down 6% from $1.4 billion last year. RV sales were $1.13 billion, down 10% from $1.25 billion last year. Excluding estimated hurricane related sales of $114 million last year, RV revenues were down 1%. Bus sales were a record $184 million, up 23% from $149 million last year.
RV retail sales in the quarter, excluding hurricane related sales last year, were 12,864 units, up 1% from last year, according to the company’s internal tracking system.
Backlog on January 31, 2007 was $545 million, down 19% from $672 million last year. RV backlog was $338 million, down 32% from $498 million last year. Towables backlog was $238 million, down from $376 million last year. Motor home backlog was $100 million, down from $122 million last year. Bus backlog was $207 million, up 19% from $174 million last year.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.